Exhibit 10.01

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of September 3, 2009, by and between CA-SHOREBREEZE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and VERSANT CORPORATION, a California corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain lease dated March 23, 2007 (the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 6,758 rentable square feet (the “Premises”) described as Suite 450 on the fourth floor of the building commonly known as Shorebreeze II located at 255 Shoreline Drive, Redwood City, California (the “Building”).

B.            The Lease will expire by its terms on May 31, 2010 (the “Prior Termination Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.             Extension.  Although the term of the Lease is scheduled to expire on the Prior Termination Date, the parties wish to recalculate the Base Rent as of October 1, 2009 (the “Reset Date”). In addition, the term of the Lease is hereby extended until May 31, 2013 (the “Extended Termination Date”).  The portion of the term of the Lease commencing on the Reset Date and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.             Base Rent.  Notwithstanding anything to the contrary in Lease, effective as of the Reset Date through the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
10/1/09 – 5/31/10	$30.00	$16,895.00
6/1/10 – 5/31/11	$28.80	$16,219.20
6/1/11 – 5/31/12	$29.66	$16,703.52
6/1/12 – 5/31/13	$30.55	$17,204.74

Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $16,219.20 per month, for three (3) consecutive full calendar months beginning on June 1, 2010.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.             Additional Security Deposit.  No additional Security Deposit shall be required in connection with this Amendment.

4.             Expenses and Taxes.  Notwithstanding any provision in the Lease to the contrary, with respect to that period of time commencing on January 1, 2010 and ending on the Extended Termination Date, the Base Year for Expenses and Taxes shall be 2010.  With respect to the Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease (as amended hereby).

5.             Improvements to Premises.

5.1.          Condition of Premises.  Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations

September 5, 2009

Matter ID Number:  733

on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2.          Responsibility for Improvements to Premises.  Any improvements to the Premises performed by Tenant shall be paid for by Tenant and performed in accordance with the terms of the Lease.

6.             Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1.          Landlord’s Notice Address.  The Landlord’s Notice Address set forth in Section 1.12 of the Lease is hereby deleted in its entirety and replaced with the following:

LANDLORD’S NOTICE ADDRESS:

CA-Shorebreeze Limited Partnership c/o Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attention: Building manager with a copy to:
CA-Shorebreeze Limited Partnership
c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, California 94403
Attention: Managing Counsel

with a copy to:
CA-Shorebreeze Limited Partnership
c/o Equity Office
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
Attention: Lease Administration

Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord.

6.2.          Deletion.  Section 1 (Renewal Option) of Exhibit F to the Lease is hereby deleted in its entirety and is of no further force or effect.

6.3.          Second Extension Option.

A.            Grant of Option; Conditions.  Tenant shall have the right (the “Second Extension Option”) to extend the Extended Term for one additional period of one (1) year commencing on the day following the Extended Termination Date and ending on the first anniversary of the Extended Termination Date (the “Second Extension Term”), if:

1.             Not less than 9 and not more than 12 full calendar months before the Extended Termination Date, Tenant delivers written notice to Landlord (for purposes hereof, the “Extension Notice”) electing to exercise the Second Extension Option and stating Tenant’s estimate of the Prevailing Market (defined in Section 6.3.E below) rate for the Second Extension Term;

2.             Tenant is not in default under the Lease, as amended, beyond any applicable cure period when Tenant delivers the Extension Notice;

3.             No part of the Premises is sublet (other than to pursuant to a Business Transfer) when Tenant delivers the Extension Notice; and

4.             The Lease, as amended, has not been assigned (other than to pursuant to a Business Transfer) before Tenant delivers the Extension Notice.

B.            Terms Applicable to Second Extension Term.

1.             During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

2.             During the Second Extension Term Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

C.            Procedure for Determining Prevailing Market.  Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (for purposes hereof, the “Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Second Extension Term stated in the Extension Notice, or (ii) written notice (for purposes hereof, the “Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Second Extension Term.  If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (for purposes hereof, the “Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Second Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (for purposes hereof, the “Tenant’s Rejection Notice”) rejecting such estimate.  If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Second Extension Term.  If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Tenant’s Second Extension Option shall be of no further force or effect.

D.            Extension Amendment.  If Tenant is entitled to and properly exercises its Second Extension Option, and if the Prevailing Market rate for the Second Extension Term is determined in accordance with Section 6.3.C above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes hereof, the “Extension Amendment”) reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Second Extension Term in accordance with Section 6.3.C above, an otherwise valid exercise of the Second Extension Option shall be fully effective whether or not the Extension Amendment is executed.

E.             Definition of Prevailing Market. For purposes of this Second Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Redwood City, California area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

7.             Other Provisions.

7.1.          Liability Insurance.  Clause (a) of the first sentence of Section 14 of the Lease is hereby amended by replacing the amount “$2,000,000.00” set forth therein with the amount “$3,000,000.00.”

7.2.          Waiver of Subrogation.  Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required under the Lease had been carried, would have been) covered by insurance.  For purposes of this Section only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance; and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

7.3.          Compliance with Law.  Without limiting Tenant’s obligations under the Lease, if, as a result of Tenant’s performance of any Alteration, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

7.4.          Base Year Expenses.  Notwithstanding any contrary provision of the Lease, Expenses for the Base Year shall exclude (a) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, and (b) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis.

7.5.          Application.  Notwithstanding any contrary provision hereof, Sections 7.1 through 7.4 above shall not apply to any period occurring before the Extension Date.

8.             Miscellaneous.

8.1.          This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

8.2.          Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.          In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.          Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.          The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6.          Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Sherry Gubera of Cornish and Carey) claiming to have represented Tenant in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.          Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-SHOREBREEZE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:	/s/ Kenneth Young

Name:	Kenneth Young

Title:	Vice President - Leasing

TENANT:

VERSANT CORPORATION, a California corporation

By:	/s/ Jerry Wong

Name:	Jerry Wong

Title:	CFO

By:	/s/ Robert Greene

Name:	Robert Greene

Title:	V.P. Operations